MSEP Strengthens Its Board of Directors
                          Tracey Baron Joins MSEP Board

SCOTTSDALE, Ariz.--(BUSINESS WIRE)--August 15, 2005--MotorSports Emporium, Inc. (OTCBB: MSEP) announces the election of Tracey Baron to their Board of Directors, effective immediately.

"As part of our continuous corporate development efforts, the company has searched for additional Board Members with extensive business knowledge, with qualifications in finance, management and entrepreneurship," stated David Keaveney President and CEO of MotorSports Emporium, Inc. "Mr. Baron's exemplary business qualities will assist MSEP as we mature into a leader in the motor sports industry." Keaveney continued.

Keaveney concluded, "At this time we are moving forward with our next phase of growth. It has always been our plan to have individuals with diverse business knowledge on the Board of Directors who understand the various aspects of a young growing organization. The company requires experienced individuals who understand our business model and approach to company growth. Mr. Baron is an outstanding professional who brings a fresh perspective to our company. We are pleased to welcome Tracey Baron.

About Tracey Baron
------------------

Tracey is a Washington State University graduate with a degree in Business and English. After graduation in 1991 Baron started in an entry level position for a nationwide boutique financial planning firm that specialized in financial solutions and strategies for the affluent client. In 1998 he became the Director of Planning, where he modeled complex issues for his clients in the arena of finance, taxation, security monetization, charitable planning and merger and acquisitions. In the spring of 2000 Baron decided to pursue his entrepreneurial dreams and left the financial planning field and started several successful businesses. These businesses include restaurants, night clubs, and a 65 acre planned development community in Portland, Oregon. Baron's success can also be traced to a Physical Fitness company he started that licenses fitness products to several major athletic companies in addition to several other start-up ventures. Baron has served on the board of directors of several companies and continues to seek out opportunities to assist in developing business plans for start-up ventures.

About MotorSports Emporium, Inc.
--------------------------------

MotorSports Emporium Inc. is a fast-track company in the motor sports industry targeting enthusiasts who participate in die cast collectible cars, automobile restoration, high-performance accessories, motor sports-related collectibles, automotive and racing art, driver's apparel, race venues and product licensing to include exclusive world wide rights to market and distribute Prospeed GS610 Maximum Performance Brake Fluid. For more information visit www.motorsportsemporium.com. For product visit www.scalecars.com, www.driversdigs.com, and www.pitstopstudios.com and www.gs610.com

This news release may include forward-looking statements within the meaning of section 27A of the United States Securities Act of 1933, as amended, and section 21E of the United States Securities and Exchange Act of 1934, as amended, with respect to achieving corporate objectives, developing additional project interests, the company's analysis of opportunities in the acquisition and development of various project interests and certain other matters. These statements are made under the "Safe Harbor" provisions of the United States Private Securities Litigation Reform Act of 1995 and involve risks and uncertainties which could cause actual results to differ materially from those in the forward-looking statements contained herein.

Contact:

MotorSports Emporium Inc.
David Keaveney, 480-596-4002
info@motorsportsemporium.com

Source: MotorSports Emporium Inc.